Exhibit 10.2

CONSULTING AND SEPARATION AGREEMENT

THIS CONSULTING AND SEPARATION AGREEMENT (the “Agreement”) is made as of February 23, 2012 by WESCO International, Inc. and WESCO Distribution, Inc., (collectively, “WESCO”) each a Delaware corporation and Richard P. Heyse, a resident of the Commonwealth of Pennsylvania (“Employee”).

In consideration of the mutual promises made herein and intending to be legally bound hereby, WESCO and Employee hereby agree as follows:

1.
Consulting Services and Termination of Employment. Employee stepped down from his position as Vice President, Chief Financial Officer effective February 3, 2012, and Employee shall continue to be employed on a non-exclusive basis in the capacity as a consultant for transitional matters through July 2, 2012. Employee shall cease to be an employee of WESCO effective as of July 2, 2012 (the “Termination Date”).

2.
Effect of Termination. Except as expressly provided in this Agreement, WESCO shall have no obligations to Employee from and after the Termination Date. Without limiting the generality of the foregoing, WESCO shall have no obligation to Employee with respect to salary, bonuses and other cash or equity incentive compensation, fringe benefits, severance pay or other termination benefits, pension, profit-sharing or other retirement or deferred compensation payments under plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (except as required in accordance with the terms of such plans and applicable law), any other incentive or deferred compensation payments under plans not so qualified, and any health, life, disability, or other welfare benefit plans, programs or arrangements. Except for the payments and benefits described in this Agreement, Employee waives any and all of the foregoing compensation and benefits that may have accrued prior to the Termination Date and shall not be entitled to receive any of the foregoing compensation or benefits after the Termination Date.

3.
Termination Benefits. Employee shall receive the following termination benefits, provided that this Agreement becomes effective and is not revoked during the seven-day revocation period set forth in Section 11 below, and also subject to Section 6 below:

a.
WESCO shall pay to Employee any accrued but unpaid current salary and fringe benefits (including accrued but unused paid time off of five days) through the Termination Date, and the severance compensation and benefits identified in Annex I attached hereto and made a part hereof (hereinafter the “Severance Benefits”).

b.
The termination of Employee's employment on the Termination Date shall constitute a qualifying event, as described in Section 4980B(f)(3) of the Code, with respect to Employee's health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). As of the Termination Date, Employee will be deemed to have elected health care continuation coverage under COBRA. Employee shall be eligible to receive health care continuation coverage from WESCO for the period beginning on the Termination Date for a period of eighteen months to the extent provided under COBRA, subject to the terms and conditions of WESCO's existing health care programs and arrangements and Section 4980B(f) of the Code. The premiums for such health care continuation coverage shall be paid by Employee as provided under COBRA to the extent not provided otherwise in the Severance Benefits. The period from the Termination Date through the first anniversary of the Termination Date, and thereafter, shall be charged against Employee's rights under COBRA, as amended, and Section 4980B(f) of the Code.

c. To the extent that any of the foregoing benefits are subject to federal, state or local income or other taxes and WESCO believes, in good faith, that it is required by applicable law to withhold any such taxes in respect of any payment or benefit, WESCO shall make withholding in the amounts it determines to be appropriate and shall remit those amounts to the appropriate taxing authorities. WESCO's obligations shall be limited to those imposed on employers for withholding of taxes under applicable law and Employee shall be responsible for the timely reporting of income and the payment of taxes thereon.

d. Notwithstanding any other provision of this Agreement, Employee may pursue a claim for unemployment compensation and WESCO will indicate that it does not contest such claim; provided, however, that both parties will satisfy their legal obligations to provide other information as the unemployment compensation agency may request.

4. Confidential and Proprietary Information.

a.
Employee shall return to WESCO by February 29, 2012, or earlier upon WESCO's request, all written materials, documents and other information in his possession relating to WESCO and its management and business and all other property of WESCO in his possession. Employee acknowledges that, by virtue of his position with WESCO, he has had access to certain confidential and proprietary information of WESCO and its business affairs. Employee represents that he has held all such information confidential and that he shall keep secret all confidential and/or proprietary matters relating to WESCO, whether or not specifically designated as such, and shall not disclose them for any purpose whatsoever to any outside party without the prior written consent of WESCO, except if legally required to disclose by a competent tribunal, provided that Employee has given timely notice to WESCO to allow WESCO to seek a protective order or other appropriate remedy or waive compliance with this provision.

b.	Employee acknowledges that he remains bound by and subject to the terms of those certain Patent Information and/or Intellectual Property Agreement(s) that he has signed.

5. Non-Competition and Non-Solicitation.

a.
In consideration of the payments to be paid to Employee under this Agreement, Employee agrees that, from the Effective Date (defined below) of this Agreement through the Termination Date and continuing for a period of eighteen months following the Termination Date, he shall not, by himself or in partnership or as an equity owner or in conjunction with, or as an employee, agent, consultant, unpaid adviser, manager or director of, any other person, business, firm, corporation or other entity, either directly or indirectly, undertake or carry on or be engaged or have any financial or other interest in, businesses, including their divisions, subsidiaries or affiliated entities, which are competitors of WESCO, their subsidiaries or affiliates; provided, however, that this provision shall not prevent Employee from owning less than 1% of any publicly-owned entity or less than 3% of any private equity fund. For clarification, the parties do not intend for manufacturers that do not engage in distribution of products or services in competition with WESCO, their subsidiaries or affiliates to be considered “competitors” for the purposes of this paragraph. Furthermore, Employee may request that WESCO waive this provision to allow Employee to work for a company that may be considered a competitor of WESCO, and WESCO will consider such requests on a case-by-case basis. Such requests shall be in writing and shall set forth in reasonable detail the basis for the request, the name of the company for whom Employee wishes to work, and the nature of his proposed responsibilities and duties.

b.
In consideration of the payments to be paid to Employee under this Agreement, Employee agrees that, from the Effective Date (defined below) of this Agreement through the Termination Date and continuing for a period of eighteen months following the Termination Date, he shall not, directly or indirectly, solicit for employment or employ any employee of WESCO, their subsidiaries or affiliates, without WESCO's prior written consent.

c.	Employee shall not disparage, malign, or otherwise say or do anything which could adversely affect the reputation and standing of WESCO.

d.
The Parties agree that in the event Employee should violate any terms of this Section 5, WESCO would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy in which it may be entitled in law or equity, WESCO shall be entitled to an injunction (without proof of actual damages) to prevent breaches or threatened breaches of this Section 5, and/or compel to specific performance of this Section 5.

6. Acknowledgment and Release.

Employee acknowledges that the payments and benefits he is to receive pursuant to this Agreement shall be in full satisfaction of all claims, if any, against WESCO, and their subsidiaries, affiliates, shareholders, directors, officers, employees and agents, past and present. Except for the obligations of the respective parties under this Agreement, Employee does, for himself, and his heirs, personal representatives, successors and assigns, hereby irrevocably release and discharge, WESCO, their subsidiaries, affiliates, stockholders, directors, officers, employees and agents, past and present, and WESCO's predecessors, successors and attorneys, of and from any and all manner of actions, causes of action, claims, suits, debts, dues, sums of money, controversies, agreements, promises and demands whatsoever, both at law and in equity, known or unknown, arising under any federal, state or local law, rule, ordinance or regulation (including any common law and including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act, of 1967, as amended, and the Americans with Disabilities Act, as amended, and any similar state and local laws), which he now has or ever had or may in the future have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement for, on account of or arising out of any transactions or events that have occurred prior to the Effective Date of this Agreement (as defined below). Employee further agrees that he shall not be entitled to benefit from any charge or complaint filed by him or on his behalf, based upon claims arising from or attributable in any way to his employment with WESCO or the termination thereof, before any federal, state or local court or administrative agency, and Employee waives his right to any such monetary or other relief. This release is unqualified and for any relief, no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, attorneys' fees and expenses and claims to be reinstated to employment with WESCO. Employee understands that nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of the waiver solely under the Age Discrimination in Employment Act contained in this Agreement, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

Employee and WESCO acknowledge and agree that this release does not affect Employee's rights, if any, to indemnification or advancement of expenses under Article VI of WESCO International, Inc.'s bylaws or to coverage under applicable directors and officers insurance policies, in each case subject to the terms and conditions imposed by the bylaws, the insurance contracts and applicable law.

As the principal financial officer of the Company, Employee has regularly reviewed the quarterly and annual reports of the Company filed under the Securities Exchange Act of 1934, as amended, and provided the required certifications under Sections 302 and 906 of the Sarbanes-Oxley Act and the rules under the SEC 1934 Act implementing Sections 302 and 906 which relate to, among other matters, the information in the periodic reports filed by the Company with the SEC, including the financial statements of the Company and other financial information included in the reports, and the design and evaluation of disclosure controls and procedures and internal control over financial reporting and any fraud involving management or other employees. Employee represents that, in connection with the annual report of the Company for the year ended December 31, 2011 to be filed on or about February 22, 2012 and the recently released earnings report for 2011, nothing has come to his attention as of February 3, 2012 that would cause him to be unable to provide the unqualified certifications under Sections 302 and 906 with respect to the year ended December 31, 2011.

7.	No Reinstatement or Re-employment

Employee agrees that he waives all claims to reinstatement of his employment with WESCO, or their past, present and future subsidiaries or parents, and that he will not, at any future time, apply for employment with WESCO, or its past, present and future subsidiaries or parents. Employee agrees that his breach of this paragraph will constitute lawful and just cause to refuse to employ him, and that he shall have no cause of action against WESCO for such refusal.

8.	Breach of Agreement.

a.
Except as hereinafter provided, in the event that it is determined that Employee has breached any provision of this Agreement, WESCO shall be relieved of any and all obligations to make further payments or provide further benefits to Employee hereunder (except to the extent required by law), and Employee shall repay immediately to WESCO all monies and benefits that Employee received as Severance Benefits. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined settled in accordance with the provisions of subsection (b) below.

b.
Arbitration Agreement. The parties agree that any dispute arising under or in connection with this Agreement shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises. Such arbitration shall be held in Pittsburgh, Pennsylvania before a panel of three arbitrators. The determination of the arbitrators shall be conclusive and binding upon the parties to such arbitration proceeding and judgment upon the award may be entered in any court having jurisdiction. The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration, shall be borne by such party, except to the extent otherwise directed by the arbitrators. The arbitrators shall designate the party to bear the expenses of the arbitrators or the respective amounts of such expenses to be borne by each party. Any provision in this Agreement to the contrary notwithstanding, each party shall be free to seek provisional equitable relief from a court of competent jurisdiction (whether or not an arbitration proceeding shall then be pending). No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceeding.

9.
Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid to the addresses set forth on the signature page hereto or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon delivery in person or upon deposit in the mail.

10. Miscellaneous.

a.
The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or to deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

b.
If any provision of this Agreement shall be invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

c.
This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings, including the May 21, 2009 letter and Term Sheet between WESCO and Employee, with respect to such subject matter, and may be terminated or amended only by a written agreement signed by all of the parties to this Agreement. Employee specifically waives any claim to the severance payment and other severance benefits described in the May 21, 2009 letter and Term Sheet between WESCO and Employee and, in consideration of the benefits described in this Agreement, Employee and WESCO hereby agree that that provision in the May 21, 2009 letter and Term Sheet between WESCO and Employee will be and hereby is of no further force and effect. Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of Sections 4 and 5 shall be in addition to, and shall not be deemed to supersede, any existing non-compete, non-solicitation and confidentiality covenants or other agreements between Employee and WESCO, including those in any Stock Appreciation Rights Agreements or Restricted Stock Units Agreements between Employee and WESCO. Employee also acknowledges that the consideration provided in this Agreement, including continued employment through July 2, 2012 and the payments and other benefits set forth on Annex I, are in excess of the consideration that Employee would have received under the terms of the May 21, 2009 letter and Term Sheet or otherwise had Employee's employment been terminated in February 2012, and thus Employee acknowledges and agrees that the release and waiver set forth in this Agreement is in exchange for valuable consideration that Employee would not otherwise be entitled to receive.

d.
The provisions of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania applicable to agreements made and to be performed in the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.

e.	The headings in this Agreement are for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

f.
This Agreement is personal to the parties hereto and cannot be assigned or transferred by either party without the express written consent of the other party. This Agreement shall inure to the benefit of and be binding upon Employee, his heirs representatives and permitted assigns, and WESCO and its successors and permitted assigns.

g.
All payments and benefits to Employee called for under this Agreement shall be made from the general assets of WESCO and Employee shall have no rights in any such payments and benefits greater than the rights of a general creditor of WESCO. Notwithstanding the foregoing, those benefits to be paid to Employee which are in the nature of pension benefits shall be afforded the same protection and guarantees as similar benefits payable to other former employees of WESCO.

h.	For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code.

i.
Employee agrees to cooperate fully with WESCO and any person so designated by WESCO, including but not limited to WESCO's attorneys, to assist WESCO to resolve any disputes or issues with which Employee has any knowledge whatsoever. Employee agrees to make himself available to answer questions or assist in such matters for a period of three years from the Termination Date. Such cooperation includes but is not limited to assisting WESCO and its counsel with litigation where WESCO determines that Employee's assistance would be useful and assisting WESCO with certain filings. Such assistance may include, without limitation, providing telephone advice, attending personal meetings, providing deposition testimony, serving as a witness at trial, in legal proceedings, or otherwise, and similar activities. Such cooperation shall not unreasonably interfere with Employee's non-WESCO commitments and in arranging for such cooperation and assistance, WESCO will take into account Employee's other commitments and schedule and will schedule such cooperation and assistance at mutually agreeable times. When called upon for such assistance during the time period from the Termination Date through the balance of the three-year period described in this paragraph, Employee will be compensated at the hourly rate of $200, which Employee acknowledges is a reasonable hourly rate.

11.	Consideration and Revocation Periods.

a.
Employee acknowledges, affirms and agrees that the benefits under this Agreement, including the Severance Benefits referred to in Annex I, constitute consideration in excess of that to which he would normally be entitled in the absence of this Agreement.

b.
Employee represents that he has carefully read this Release; that he has been advised to consult with and receive the advice of an attorney of his choice with respect to his decision to execute this Agreement and to have an attorney explain to him the terms of this Agreement; that he accepts full responsibility and consequences of his action or non-action in this regard; that he knows and understands the content of this Agreement; that he executes this Agreement knowingly and voluntarily as his own free act; that the terms of this Agreement are totally satisfactory and thoroughly understood by him; that this Agreement was freely negotiated and entered into without fraud, duress or coercion; that he has 21 days from the original receipt of this Agreement within which to decide if he wants to sign it; that he may sign this Agreement in less than 21 days if he wishes; that he has 7 days after signing the Agreement within which to change his mind and revoke his acceptance; and that the terms of the Agreement will not be effective until those 7 days have expired without revocation. Employee agrees that any changes, whether material or immaterial, that are made to this Agreement prior to its execution shall not restart, or otherwise affect, the running of this 21 day consideration period. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement provided that Employee has not revoked the Agreement before that date (the “Effective Date”).

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year signed below.

EMPLOYEE:

/s/ Richard P. Heyse
By:	Richard P. Heyse
152 Rockhaven Lane
Pittsburgh, PA 15228

Commonwealth of Pennsylvania
County of Allegheny

On this, the 23 day of February, 2012, before me, the undersigned Notary Public, personally appeared Richard P. Heyse who acknowledged himself to be the aforementioned individual, and that he duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Martin K. Magan

Notary Public

WESCO

/s/ Kimbery G. Windrow
By:    Name: Kimberly G. Windrow
Title: Vice President, Human Resources
Suite 700, 225 West Station Square Drive
Pittsburgh, PA 15219

Commonwealth of Pennsylvania
County of Allegheny

On this, the 27 day of February, 2012, before me, the undersigned Notary Public, personally appeared Kimberly G. Windrow, who acknowledged herself to be the aforementioned representative of WESCO, and that she duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ William W. Cline II Notary Public

Annex I
Severance Benefits

Upon Employee's execution and delivery of the Agreement to WESCO, and after the Effective Date, WESCO shall:

1)Provide severance payments in an aggregate amount equal to twelve months of Employee's most recent base salary in the total (gross) amount of Four Hundred Thousand and no/100 Dollars ($400,000.00). The foregoing payments will be made in approximately equal semi-monthly installments (each of which shall constitute a separate payment within the meaning of Section 409A of the Code) over a twelve month period in accordance with WESCO's standard payroll practices and shall begin in the next applicable regular payroll processing period after the Termination Date.

2)In the event the WESCO Compensation Committee approves a 2011 bonus that is less than Two Hundred Ninety-Five Thousand and no/100 Dollars ($295,000.00), then an additional severance payment shall be provided in the amount equal to Two Hundred Ninety-Five Thousand and no/100 Dollars ($295,000.00) less the amount of the actual approved 2011 bonus.  The foregoing payment will be made in a lump sum within thirty (30) days of the Termination Date.

3)Provide an additional severance payment in lieu of a pro rated 2012 bonus from January 1, 2012 through the Termination Date in the total (gross) amount of One Hundred Thousand and no/100 Dollars ($100,000.00). The foregoing payment will be made in a lump sum within thirty (30) days of the Termination Date.

4)Provide health care coverage in all applicable WESCO welfare benefits plans for one year following the Termination Date. From the Termination Date until the first anniversary of the Termination Date, the premium rate payable by Employee will be the same as the then-current rate(s) for active employees, with WESCO paying the balance of the premiums for that period of time. From the end of that period through the end of the health care continuation coverage period under COBRA, Employee will be responsible for making all required premium payments. The period from the Termination Date through the first anniversary of the Termination Date, and thereafter, shall be charged against Employee's rights under COBRA, as amended, and Section 4980B(f) of the Code.

5)Upon the Effective Date, WESCO will make available to Employee appropriate executive-level outplacement services through a firm of Employee's choosing, up to a maximum cost to WESCO of $15,000.

6)In accordance with Section 2 of the Stock Appreciation Rights Agreements dated October 28, 2009, February 3, 2010 and May 11, 2010 (the “Matching SAR Agreements”) between Employee and WESCO, the stock appreciation rights granted to Employee under such Matching SAR Agreements shall be 100% fully vested on the Termination Date. The vesting requirements of any Stock Appreciation Rights Agreements other than the Matching SAR Agreements or of any Restricted Stock Agreements shall be as set forth in those agreements.

7)It is agreed and understood by the parties that all appropriate taxes and withholdings due and owing will apply to the foregoing Severance Benefits in accordance with Section 3(c) of this Agreement.